Exhibit 99.1

CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

Kalle Ahl
Senior Associate
The Equity Group Inc.
(212) 836-9614

FUEL TECH ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

Douglas G. Bailey Named Executive Chairman of the Board

Vincent J. Arnone Promoted to President and CEO

WARRENVILLE, Ill., March 13, 2015 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today announced an executive leadership transition in accordance with the long-term succession planning process of the Company’s Board of Directors to ensure multi-year management continuity and leadership excellence at Fuel Tech.

Douglas G. Bailey, who has served as Fuel Tech’s President and CEO since April 1, 2010, and Chairman of the Board since January 1, 2010, will become Executive Chairman of the Board effective April 1, 2015. In addition to performing his duties as Executive Chairman, Mr. Bailey will concentrate on major strategic opportunities for Fuel Tech, including the Company’s fuel conversion business development initiative.

Concurrently, Vincent J. Arnone, Executive Vice President and Chief Operating Officer of the Company since January 2014 and a Fuel Tech executive for 16 years, will succeed Mr. Bailey as President and CEO. Mr. Arnone has also been appointed to Fuel Tech’s Board of Directors. Both appointments are effective as of April 1, 2015.

Mr. Arnone’s career with Fuel Tech began in May 1999 and he has held roles of increasing responsibility, including Corporate Controller, Chief Financial Officer, Executive Vice President Worldwide Operations and, most recently, Chief Operating Officer. During his tenure, Mr. Arnone authored and implemented global business and operating strategies, enhanced the Company’s strategy and business in China, and ensured the highest levels of client service for Fuel Tech’s business segments.

Mr. Bailey commented, “It has been a privilege to serve as Fuel Tech’s President and CEO for the last five years, and I very much look forward to continuing to work with Vince, the executive team and the Board of Directors as Executive Chairman. Vince has been an integral part of our executive team for 16 years, and has earned our admiration and respect. In his role as the principal operations officer of the Company for more than four years, the contributions Vince has made and the experience he has gained have been significant. I am confident in his readiness to succeed in his new role, and expect that his demonstrated leadership abilities and dedication to our mission will help to advance the Company towards its next chapter of growth and success.”

Mr. Arnone commented, “I am honored to succeed Doug Bailey, and I am enthusiastic at the opportunity to lead the continuing evolution of our Company. My commitment in this new role is fully aligned with the vision, mission and values of Fuel Tech. Our organization is comprised of a talented, dedicated group of professionals with whom I have worked very closely during my career. With this team, I am confident that we will effectively address the challenges and capitalize on the opportunities that lie ahead.”

About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, NOxOUT-SCR®, NOxOUT CASCADE®, and I-NOx™ Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA™ process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 800 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.

Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services include ESP Inspection Services, Performance Modeling, Performance and Efficiency Upgrades, along with complete turnkey capability for ESP retrofits, with more than 60 major rebuilds on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of the fly ash particle. FGC systems offer a lower capital cost approach to improving ash particulate capture versus the alternative of installing larger ESPs or utilizing fabric filter technology to meet targeted emissions and opacity limits. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.

The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.

Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.